AURORA LOAN SERVICES
A Lehman Brothers Company
Via UPS

February 25, 2005

Cindy Reis, First Vice President
Asset-Backed Securities Trust Services Group
LaSalle Bank National Association
135 S LaSalle Street, Suite 1625
Chicago, IL 60603

RE:
Annual Officer's Certificate as to Compliance (Securitization listing on the attached Exhibit A)

Dear Ms. Reis:

The undersigned Officer certifies the following for the period ending on December 31, 2004:

1.
I have reviewed the activities and performance of the Master Servicer during the preceding calendar year under the terms of the Trust Agreements and to the best of this Officer's knowledge, the Master Servicer has fulfilled all of its duties, responsibilities or obligations under the
Agreements;

2.
Based on said review and to the best of this Officer's knowledge, the Master Servicer is not in default of its obligations under the terms of the Trust Agreements in any material respect, or, if there is a default in the fulfillment of its obligations, a description of each default or failure and the nature and status thereof has been reported to this Officer;

3.
To the best of this Officer's knowledge, nothing has arose to lead this Officer to believe that its
Servicer has failed to perform any of its duties, responsibilities and obligations under its Servicing
Agreement during the preceding calendar year;

4.
To the best of this Officer's knowledge, the Servicer is not in default of its obligations under the terms of its Servicing Agreement in any material respect, or, if there is a default in the fulfillment of its obligations, a description of each default or failure and the nature and status thereof has been reported to this Officer;

5.
The Master Servicer has received from its Servicer such Servicer's annual certificate of compliance and a copy of such Servicer's annual audit report, in each case to the extent required under the applicable Servicing Agreement, or, if any such certificate or report has not been received by the Master Servicer, the Master Servicer is using its best reasonable efforts to obtain such certificate or report.

Certified By:

/s/ R. Peter Karr
R. Peter Karr
Senior Vice President
Master Servicing Division

Cc:
Amanda Hellyer; Chris Lewis; Leigh Gordon; Kimberly Sturm; Megan Olson; Peter Sablich; Rita
Lopez; Rob Waddell; Stephanie Edwards

Exhibit A

SASCO
2002-10H
2002-24
2003-1
2003-4
2003-8
2003-10
2003-16
2003-21
2004-7
2004-9XS
2004-11XS
2004-13
2004-19XS
2004-20
2004-21XS

SAIL
2003-BC1
2003-BC2
2003-BC5
2003-BC11
2003-BC13

LABS
2003-1
2004-1

FFMLT
2004-FFA